Page 4 of 3 Pages

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date  of  report (Date of earliest event reported)      June  28,
1999

           __________________________________________


                            XCL LTD.
     (Exact Name of Registrant as Specified in Its Charter)


                            Delaware
         (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)            (I.R.S. Employer
Identification Number)


                 110 Rue Jean Lafitte, 2nd Floor
                   Lafayette, Louisiana 70508
            (Address of Principal Executive Offices)


                          318-237-0325
      (Registrant's Telephone Number, Including Area Code)



Item 5.     Other Events.

          On June 28, 1999, the Company issued a press release announcing that it has notified Apache Corporation that it will seek the removal of Apache China LDC, Apache's wholly owned subsidiary, as operator of the companies' joint venture project in the Zhao Dong Block in Bohai Bay, China.
     XCL Ltd.'s wholly owned subsidiary, XCL-China Ltd. ("XCL"), discovered oil reserves on the 50,000-acre Zhao Dong Block in 1994 and 1995. XCL sold 33 1/3 percent of its interest in the Block to Apache in 1994. In 1995, Apache increased its interest to 50 percent and XCL and China National Oil and Gas Exploration and Development Corporation ("CNODC"), the Chinese partner in the joint venture, agreed that Apache could become operator. This agreement was based on Apache's representation to XCL and CNODC that Apache would rapidly develop the existing discoveries on the Zhao Dong Block.
     "After four years, Apache has still not begun development of our discoveries, failing in its most important obligation as operator," said Marsden W. Miller, Jr., chairman and chief executive officer. "This step is required to put the project back on the fast track where it belongs. Our action is in the best
interest  of  XCL  shareholders,  bondholders  and  our   Chinese
partners."
     Grounds for Apache's removal include delays in developing the C/D Field on the Zhao Dong Block, failure to properly manage project costs and delays in exploration drilling.
      Under the joint operating agreement, Apache has 30 days  to
cure  its  breaches before it can be removed as operator.   CNODC
must approve the removal.
     In a separate action, XCL has initiated a $17 million arbitration proceeding against Apache Corporation. This action centers on engineering and design costs incurred by Apache of
approximately $18.5 million.   Although Apache has billed XCL for
one-half of this amount, Apache had authority from the Chinese and XCL to spend, at most, only $2.5 million.
     "$16 million of these charges were not only unauthorized," said Miller, "but were unnecessary and wasteful."
     In addition to the unauthorized and excessive engineering and design costs, Apache has also attempted to charge XCL for $5.3 million of project costs, which were its sole responsibility, and a further $3.9 million in exploration costs that were Apache's responsibility under an agreement signed on May 10, 1995.
     XCL started arbitration proceedings when Apache demanded that XCL pay $10 million of Apache's improper and excessive expenditures. In the arbitration proceedings, XCL formally challenges these expenditures and further demands a refund of $7.2 million for amounts previously overpaid to Apache.
     "In an attempt to keep the project going, we have paid $7.2 million of Apache's overbillings," Miller said. "Because Apache continues to delay the project, we want this back. We also want Apache to be responsible for its unauthorized, excessive and wasteful expenditures. Most importantly, for the last four years, we have pushed Apache to honor its obligations as a prudent operator to start oil production in the Zhao Dong Block. If Apache still refuses to honor these obligations, it is time for it to be removed as operator so that the project can move forward."
     Through their wholly owned subsidiaries, XCL and Apache each own a 50 percent interest in the 49 percent Foreign Contractor's share of the Zhao Dong Block. CNODC owns the remaining 51 percent share.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     June 28, 1999                           /s/ Lisha C. Falk
_________________________
By:_______________________________
             Date                             Lisha C. Falk
                                              Secretary